Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Knight, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-229712, 333-220786, 333-219871, 333-204317 and 333-205784) on Form S-8 and in the registration statement No. 333-217774 on Form S-3 of Black Knight, Inc. and subsidiaries (the Company) of our report dated February 28, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of earnings and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of the Company.

Our report dated February 28, 2020, on the consolidated financial statements of the Company contained 1) an explanatory paragraph which stated that the Company changed its method of accounting for revenue and costs as of January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and 2) an emphasis of matter paragraph noting the Company’s investment in Star Parent, L.P. on February 8, 2019.

/s/ KPMG LLP
February 28, 2020
Jacksonville, Florida